AGENCY AGREEMENT

                    THIS AGREEMENT ("Agreement"), made and entered into as of the 29th day of November, 1995, by and among EDISON BROTHERS STORES, INC., a Delaware corporation, for itself and each of its debtor subsidiaries listed in Exhibit A hereto in their capacity as debtors and debtors in possession in the Cases (as defined below) (hereinafter referred to collectively as the "Debtors"), and JUBILEE LIMITED PARTNERSHIP ("Jubilee"), an Ohio limited partnership, NASSI BERNSTEIN COMPANY, INC. ("NBC"), a California corporation and ALCO CAPITAL GROUP, INC. ("Alco"), a Delaware corporation (hereinafter referred to collectively as "JNA").


                                 W I T N E S S E T H:

                    WHEREAS, on November 3, 1995, each of the Debtors filed a petition under chapter 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"), which cases have been administratively consolidated under Case No. 95-1354 (PJW) and the Debtors have been authorized in the resulting cases (the "Cases") to continue the operation and management of their businesses as debtors in possession;

                    WHEREAS, the Debtors are the operators of the retail stores set forth on Exhibits B-1 and B-2 attached hereto (col-lectively, the "Stores") operating under the names set forth on Exhibit "C" attached hereto;

                    WHEREAS, JNA is willing to serve as the exclusive agent of the Debtors for the limited purpose of conducting the Sale of inventory in the Stores upon the terms and conditions contained herein; and

                    WHEREAS, the Debtors desire to retain JNA as their exclusive agent upon the terms and conditions contained herein.

                    NOW, THEREFORE, in consideration of the mutual cov-enants and agreements set forth hereinafter, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree intending to be legally bound hereby as follows:


            DEFINITIONS.

                    For purposes of this Agreement, the terms listed below shall have the meanings indicated:

                    A. "Adjusted Percentage" shall mean (a) ten percent (10%) if the Retail Value is greater than or equal to $91,000,000; (b) ten and one-half percent (10.5%), if the Retail Value is less than $91,000,000 and greater than or equal to $86,450,000; and (c) eleven and two-tenths percent (11.2%), if the Retail Value is less than $86,450,000 and greater than or equal to $82,000,000.

                    B. "Affiliate" shall mean any person which controls, is controlled by, or is under common control with any party to this Agreement, the term "control" meaning for such purpose the ownership, directly or indirectly, of at least twenty percent (20%) of the voting equity in such person.

                    C. "Approval Order shall have the meaning ascribed to such term in Subsection 4.2 hereof.

                    D. "Bankruptcy Court" shall have the meaning ascribed to that term in the recitals hereof.

                    E. "Bonus Plan" shall have the meaning ascribed to that term in Subsection 4.3 of this Agreement.

                    F. "Breakeven Amount" shall mean an aggregate amount of Proceeds (less sales Taxes) realized from the Sale equal to the sum of (a) an amount of Proceeds (less sales Taxes) realized from the Sale sufficient to generate a Net Return equal to twenty-two percent (22%) and (b) an amount of Proceeds equal to the aggregate amount of Sale Expenses paid by the Debtors in accordance with Subsection 7.2 of this Agreement.

                    G. "Breakeven Percentage" shall mean the percentage determined by (a) dividing (i) the Breakeven Amount by (ii) the Retail Value and (b) multiplying the resulting amount by 100; provided, however, in no event shall the Breakeven Percentage exceed the sum of twenty-two percent (22%) plus the applicable Adjusted Percentage.

                    H. "Case" shall have the meaning ascribed to that term in the recitals hereof.

                    I. "Closing Date" shall mean such date after entry of the Approval Order as is mutually agreed upon by the Debtors and JNA.

                    J. "Damaged Goods" shall have the meaning ascribed to that term in the Inventory Instructions.

                    K. "Debtors" shall have the meaning ascribed to that term in the preamble of this Agreement.

                    L. "Departure Date" shall mean December 29, 1995 with respect to those stores listed on Exhibit B-1 and January 29, 1996 with respect to those stores listed on Exhibit B-2, and in either case shall be the date JNA shall vacate such stores in accordance with Subsection 4.1 of this Agreement.

                    M. "Final Order" shall mean an order, judgment or decree of the Bankruptcy Court or other Court of appropriate jurisdiction as entered on the legal docket maintained by the Clerk of the such court that has not been reversed, stayed, modified or amended and as to which the time to appeal, petition for certiorari, or seek reargument or rehearing has expired and as to which no appeal, reargument, petition for certiorari, or rehearing is pending or as to which any right to appeal, reargue, petition for certiorari or seek rehearing has been waived in writing or, if an appeal, reargument, petition for certiorari, or rehearing thereof has been denied, the time to take any further appeal or to seek certiorari or further reargument or rehearing has expired.


                    N. "Gross Rings" shall mean the aggregate Retail Price of all Merchandise sold by Debtors in each Store during the period from the Sale Commencement Date to the Inventory
          Conclusion Date for such Store as recorded in the Debtors' cash register system without giving effect to any point of sale markdowns or promotional hang tag discounts.

                    O. "Guaranteed Return" shall have the meaning ascribed to that term in Subsection 8.1 of this Agreement.

                    P. "Inventoried Goods" shall mean all items of Merchandise physically located at the Stores and included in the Inventory to be taken pursuant to, and in the manner prescribed by, Section 3; provided, however, that if Merchandise is brought into the Stores after the Inventory Conclusion Date in accordance with the terms of this Agreement, such Merchandise shall be included in the term Inventoried Goods (such Merchandise hereinafter referred to as "Additional Inventoried Goods").

                    Q. "Inventory" shall mean the written reports and computations specified in Section 3 of this Agreement.

                    R. "Inventory Commencement Date" shall mean in the case of each Store the date on which the Inventory Service begins taking the Inventory at each such Store.

                    S. "Inventory Conclusion Date" shall mean, with respect to each Store, the date on which the Inventory Service has concluded at such Store the physical count required to be made pursuant to, and in the manner prescribed by, Section 3 of this Agreement.

                    T. "Inventory Instructions" shall mean the written instructions to be delivered by the Debtors and JNA to the Inven-tory Service pursuant to Subsection 3.2, in the form of Exhibit "D" hereto, governing the manner of determining the Inventory.

                    U. "Inventory Period" shall mean, in respect of each Store, the period beginning on the Inventory Commencement Date for such Store and ending on the Inventory Conclusion Date for such Store.

                    V. "Inventory Service" shall mean R.G.I.S. and/or another inventory service mutually acceptable to the Debtors and JNA.

                    W. "Issuing Bank" shall have the meaning ascribed to that term in Subsection 8.1 in this Agreement.

                    X. "Layaway Merchandise" shall mean Merchandise which is held in layaway on the Sale Commencement Date.

                    Y. "Lease Instruments" shall mean all leases, occupancy agreements, reciprocal easement or similar agreements of real property pursuant to which the Debtors have the right to occupy or utilize the Stores.

                    Z. "Lessor" or "Lessors" shall mean the lessor, lessors, or other parties to the Lease Instruments.


                    AA. "Merchandise" shall mean the goods or items of inventory acquired or ordered by the Debtors for any Store prior to the date of this Agreement for resale in the ordinary course of business; provided, however, that "Merchandise" shall not include in any event any of the following items: (a) goods not then owned by the Debtors or, as of the Closing Date, not free and clear of all liens, charges, security interests and other encumbrances of any kind or nature whatsoever; (b) goods which belong to sublessees, licensees or concessionaires of the Debtors, or which have been placed in the Stores on consignment; and (c) items or goods at any Store having an expiration date that is prior to the date that is four (4) weeks from and after the Sale Commencement Date of such Store. Subject to the terms and provisions hereof, Merchandise shall include Out of Season and Damaged Goods and Layaway Merchandise.

                    AB. "Net Return" shall mean at any time the Proceeds (less sales Taxes) realized from the Sale at such time divided by the Retail Value.

                    AC. "Out of Season Goods" shall have the meaning ascribed to that term in the Inventory Instructions.

                    AD. "Payroll Costs" shall mean all direct employee costs consisting of wages, employer contributions for taxes, workers' compensation insurance premiums, unemployment taxes, statutory disability, group life insurance and other similar employee benefits, provided, that the aggregate payroll taxes and all employee benefits (including medical insurance) of employees utilized during the Sale shall not exceed in any event fourteen and one-half (14-1/2%) of the applicable gross wages of such employees, and provided, further, that "Payroll Costs" shall exclude severance pay (or any other termination payment), pension or similar benefits, sick pay, holiday pay, vacation pay and retention bonuses.

                    AE. "Proceeds" shall mean all proceeds, receipts or payments of any kind or nature realized upon the Sale or other disposition of Merchandise after the Sale Commencement Date including, without limitation, proceeds relating to Gross Rings in respect of sales of Merchandise at each Store from the Sale Commencement Date to the Inventory Conclusion Date at such Store and any insurance proceeds realized on account of Merchandise.

                    AF. "Retail Price" shall mean (a) the lesser of (i) the lowest ticketed price for each particular item of Merchandise (including Layaway Merchandise) (net of any applicable permanent reductions, deductions or markdowns with respect to such item of Merchandise indicated on such ticket) or (ii) to the extent practicable or determinable, the price recorded in respect of each item of Merchandise at each Store on the Inventory Commencement Date in the Debtors' cash register system, and in either case excluding any point of sale markdowns and promotional hang tag discounts; provided, however, that (x) where identical items of Merchandise on the Inventory Commencement Date bear different ticketed prices, the Retail Price of each item of such Merchandise shall be the lowest ticketed price of such identical items in the event that clause (ii) above does not apply to such Merchandise; and (y) the Retail Price of each item of Merchandise shall not include any sales, gross receipts, excise or similar tax and (b) with respect to Additional Inventoried Goods, the Retail Price for such Merchandise calculated in the manner set forth in (a) above as if such Merchandise constituted Inventoried Goods at the Stores on the Sale Commencement Date less any discount, markdown or other price reduction in effect at the time such Merchandise is brought into the Stores.

                    AG. "Retail Value" shall mean the sum of (i) the Gross Rings from the Sale Commencement Date to the Inventory Conclusion Date for each Store and (ii) the aggregate Retail Price of the Inventoried Goods (including the Additional Inventoried Goods) as stated in the final, certified and audited report of the Inventory Service, as such report is mutually agreed to by JNA and the Debtors.

                    AH. "Sale" shall mean the sales of Merchandise at each of the Stores as provided in Section 4 of this Agreement.

                    AI. "Sales Budget" shall have the meaning ascribed to that term in Subsection 4.3 in this Agreement.

                    AJ. "Sale Commencement Date" shall mean November 24, 1995; it being understood and agreed that the Sale Commencement Date for purposes of this Agreement shall be November 24, 1995 even if the conditions precedent set forth in Section 12 of this Agreement are satisfied after such date.

                    AK. "Sale Expenses" shall have the meaning ascribed to that term in Subsection 7.2 of this Agreement.

                    AL. "Sale Termination Date" means as to any Store the date that JNA shall determine, in its sole discretion, to terminate the Sale as to such Store; provided, however, that with respect to each Store the Sale Termination Date shall in any event be no later than the Departure Date unless the Debtors and JNA mutually agree to extend the Sale and the Departure Date (hereinafter referred to as the "Extended Period"), in which case JNA shall be responsible for all costs and expenses incurred in connection with the Sale during such Extended Period, including, without limitation, occupancy costs, utility costs, payroll and benefit costs and all other expenses identified in Section 7 hereof; provided, further, that notwithstanding any of the foregoing, in the event that with respect to any Store the Sale is interrupted because of a force majeure event identified in
          Section 25 hereof such that sales of Merchandise may not be made in the ordinary course of business during such period, then with respect to such Store(s) the Sale Termination Date and Departure Date shall be extended by the number of days that sales of Merchandise could not be made and the Debtors shall be responsible for the occupancy costs and other costs and expenses it is responsible for during the initial sale period, provided, however, that no extension of the Sale Termination Date or Departure Date shall be beyond the expiration of the current lease term under the applicable Lease Instrument.

                    AM. "Section" and "Subsection" shall mean a section or subsection of this Agreement.

                    AN. "Store" shall mean any retail store described in Exhibit "B-1 or B-2" hereto, and "Stores" shall mean all of the retail stores described in Exhibit "B-1 or B-2" hereto.

                    AO. "Store Fixtures and Equipment" shall mean all of the fixtures, equipment, furniture, furnishings and all appurtenances thereto located at the Stores.

                    AP. "Supplies" shall mean all supplies including, but not limited to, signs, bags, boxes, ribbons, hangers, twine, paper and similar sales materials located at the Stores.

                    AQ. "Taxes" shall mean those Taxes which JNA is required to pay to the Debtors pursuant to Subsection 4.10 of this Agreement.


          I.  AGENCY.

                    The Debtors hereby irrevocably appoint JNA as the Debtors' exclusive agent for the limited purpose of conducting the Sale in the Stores. JNA hereby accepts such exclusive appointment and agrees to act as the Debtors' exclusive agent in accordance with the terms and conditions of this Agreement.


          II.  INVENTORY.

                    A. Promptly upon entry of the Approval Order, the Debtors shall cause the Inventory Service to take a physical retail value inventory (the "Inventory") consistent with the Inventory Service's normal and customary practices (and ac-ceptable to both JNA and the Debtors) of all of the Merchandise physically located at the Stores on the Inventory Commencement Date for such Stores. The taking of the Inventory at each Store shall occur in the evening after customary Store closing time or in the morning prior to customary store opening time. Items of Merchandise received at the Stores during the Inventory Period, if any, shall (i) be kept physically segregated from the other items of Merchandise located at the Stores on the Inventory Com-mencement Date, and (ii) be counted and added to the Inventory, if possible, during the Inventory Period, and if not, immediately thereafter.

                    B. Prior to the Inventory Commencement Date, the Debtors and/or JNA shall deliver the Inventory Instructions to the Inventory Service and shall instruct the Inventory Service to comply with such instructions in conducting the Inventory. The Inventory Service shall be additionally instructed by the Debtors and JNA to prepare and deliver to the Debtors and JNA, no later than the second day after the date that the Inventory Service has concluded the Inventories at all of the Stores, the final report of Inventory, showing a written certified computation of the value of the Inventoried Goods at the Stores computed at the Retail Price.

                    C. The Debtors shall have one or more of their em-ployees and representatives present at each of the Stores to observe the physical counting and review the listing and tab-ulation of the Inventory and verify and test the same. JNA shall have one or more of its own employees and representatives present at each of the Stores to observe the physical counting and review the listing and tabulation of the Inventory and verify and test the same. The final determination of the Inventory Service with respect to the Inventory shall be binding for all purposes of this Agreement, absent manifest error in any calculation. Each party shall bear the cost of its permitted employees and representatives used in observing and verifying the Inventory. The costs and expenses of the Inventory Service for performing the Inventory shall be divided equally between and paid by JNA and the Debtors.

                    D. Unless the parties otherwise agree, during the Inventory Period no item of Merchandise shall be shipped or delivered from the Stores.

                    E. Prior to or during the inventory count at the Stores, the Debtors and JNA shall inspect the Stores for the purpose of jointly identifying Damaged Goods. Notwithstanding any of the foregoing, Inventoried Goods that are Damaged Goods shall be physically segregated by the Debtors prior to or during the Inventory Period and shall be valued at a Retail Price acceptable to the Debtors and JNA. It is the intention of the parties to find an acceptable Retail Price for each of the Damaged Goods, provided, that if the parties cannot reach an agreement after reasonably using their best efforts to find an agreeable value, then such Damaged Goods shall not be deemed to be Inventoried Goods and such goods and any proceeds realized therefrom shall remain the sole and exclusive property of the Debtors.

                    3.6. Prior to the Sale Commencement Date, the Debtors may transfer Merchandise into the Stores from their warehouse or distribution centers in the ordinary course of business.

                    3.7 Neither JNA nor the Debtors shall bring any additional merchandise into any Store during the Sale with the exception of Merchandise transferred from other Stores.

          III.  CONDUCT OF THE SALE.

                    A. JNA shall conduct a Sale with respect to the Merchandise at the Stores on the terms and conditions set forth herein. The Sale shall commence in respect of all of the Stores on the Sale Commencement Date, unless such other date is otherwise mutually agreed to by JNA and the Debtors. JNA shall conclude the Sale at each Store not later than the Sale Termina-tion Date for such Store. JNA shall give the Debtors at least two business days' prior notice of the date on which JNA intends to conclude the Sale at each Store. JNA shall vacate each of the Stores and leave each Store broom clean as provided by Section 17 on or prior to the Sale Termination Date for such Store as set forth on Exhibit B-1 or B-2 hereto; provided, however, that JNA shall be entitled to leave and shall leave any Store Fixtures and Equipment and unused Supplies, without any fee, cost or expense to JNA. JNA shall promptly liquidate all Merchandise in the Stores remaining unsold on the Sale Termination Date. All monies received upon such liquidation shall constitute Proceeds subject to the terms of this Agreement.

                    B. All sales of Merchandise during the Sale shall be on behalf of the Debtors; provided, however, that, notwithstanding anything in this Agreement or otherwise, JNA shall be entitled to be paid any Agent Fee from the Proceeds realized therefrom. From and after entry of an order of the Bankruptcy Court approving this Agreement in accordance with clause (v) of Subsection 12.1 hereof (the "Approval Order") and subject to the terms of such Order, JNA, as exclusive agent for the Debtors, shall have the right, subject to applicable law and the limitations set forth herein, to:

                    1. conduct the Sale in the names set forth on Exhibit "C" attached hereto;

                    2. create advertising and set Store hours (provided, however, that such Store hours at all Stores shall comply with such minimum, maximum, opening or closing hours as may be set forth in the Lease Instruments applicable to any such Store and applicable law), manage Store housekeeping by the Debtors' employees and Store security;

                    3. select and schedule the number and type of personnel required by JNA to conduct the Sales, including security personnel;

                    4. determine the discount from the Retail Price at which the Merchandise is to be sold; and

                    5. consolidate Merchandise among the Stores for purposes of the Sale.

                    C. JNA shall provide the Debtors with an operating budget (the "Sales Budget") setting forth all anticipated Sale Expenses in connection with the Sale prior to the Sale Commencement Date. As an incentive to ensure employee loyalty and hard work, JNA will utilize a performance-based bonus plan for the Debtors' Store management and JNA's supervisors designated by JNA (the "Bonus Plan") which will emphasize the maximization of Proceeds from the Sale. The total amount of the Bonus Plan will be included in the Sales Budget to be submitted to the Debtors in accordance with this subsection. Throughout the course of the Sale, JNA will keep the Debtors and their representatives reasonably informed on the progress of the Sale and any significant developments that may arise.

                    D. All employee issues and matters arising after the commencement of the Sale shall be referred to the Debtors, which shall continue to process the payroll for Store employees.

                    E. JNA may use the Debtors' employees to the extent JNA deems feasible, and JNA may select and schedule the number and type of Debtors' employees required for the Sale. Notwithstanding the foregoing, the Debtors' employees shall at all times remain employees of Debtors. JNA shall take no action with respect to the Debtors' employees contrary to current policies of the Debtors. To the extent practicable, JNA shall provide the Debtors with seven (7) days prior written notice as to the number and type of employees, if any, to be terminated prior to the Sale Termination Date in each Store. JNA shall promptly notify the Debtors of any resignations by employees during the Sale.

                    F. The Debtors and JNA acknowledge and agree that (i) nothing herein nor any of JNA's actions taken in respect hereto shall be deemed to constitute an assumption by JNA of any of the Debtors' obligations relating to any of the Debtors' employees including, without limitation, vacation, pension, withdrawal, severance pay, vacation pay, sick leave or pay, maternity leave or pay or Worker Adjustment Retraining Act ("WARN") claims (if any); and (ii) the Debtors hereby indemnify JNA in respect to any claims arising out of or relating to the Debtors' employees, except as to claims arising out of the gross negligence, wrongful acts or omissions of JNA or its or their employees, independent contractors, representatives or agents, and the Debtors are solely and specifically responsible for all of Debtors' obligations under any collective bargaining agreements and any purported oral service contracts. JNA shall indemnify and hold harmless the Debtors for claims of the Debtors' employees in the Stores on account of the conduct or actions of the Debtors' employees arising with respect to the period of the Sale, in either case directly arising out of the gross negligence or wrongful acts or omissions of JNA or its or their employees, independent contractors, representatives or agents, in each case determined by a Final Order.

                    G. JNA shall accept bank credit cards accepted by the Debtors in connection with the Sale at the same rates currently applicable to the Debtors. It is understood and agreed that the Debtors shall collect all Proceeds from the Sale, including all Proceeds from the Sale charged on such cards, less, in the case of such bank credit cards, any and all actual bank fees, charges and chargebacks. Neither JNA nor any of its employees, independent contractors, representatives or agents shall interfere, with the Debtors' ability to collect Proceeds during the Sale. Additionally, JNA may accept bank, travel and expense credit cards or other similar such credit cards in connection with the Sale, provided, that, all costs and fees associated with the acceptance of such cards shall be treated as Sale Expenses hereunder, and all Proceeds therefrom shall be distributed pursuant to the terms of this Agreement.

                    H. All Sales shall be advertised as "Final Sale" and all receipts marked "Final Sale." JNA shall instruct Debtors' employees to double mark for identification purposes all Merchandise sold during the Sale at a Retail Price greater than or equal to ten dollars ($10).

                    I. Except as otherwise expressly provided in this Agreement, from and after entry of the Approval Order, the terms of the Sale shall in all respects be as defined by JNA, in its sole discretion. JNA shall make no express warranties or representations of any kind regarding the Merchandise; provided, that, it may pass along to purchasers all direct, applicable manufacturer's warranties that are not required to be handled or processed in any way by the Debtors. Additionally, JNA may pass on any written warranties of the Debtors applicable to any item of Merchandise bearing any of the names set forth on Exhibit "C" attached hereto in the packaging of such Merchandise or any similar variations thereof. JNA and the Debtors shall immedi-ately notify each other if either of them obtains information that any Merchandise fails to comply with any applicable consumer product safety rule or other federal, state or local product safety standard or rule, or that any such product contains a defect which could create a substantial product hazard and shall withdraw any such Merchandise from the Sale and in which case such Merchandise shall be excluded from the Inventory and shall not constitute Inventoried Goods for purposes of this Agreement.

                    J. The Debtors shall collect all sales and use taxes payable on account of the sale of Merchandise during the Sale to any taxing authority having appropriate jurisdiction (collectively, "Taxes"), which Taxes shall be added to the sales price of such Merchandise and be paid by the customer at the time such Merchandise is purchased. The Debtors shall, at their expense, prepare and process all reporting forms, certificates and other documentation required in connection with the payment of the Taxes. The Debtors shall maintain such records and supply such information with respect to sales and Taxes as is required by the taxing authorities. The Debtors shall provide JNA with access to such records and information for verification of sales and sales tax and use tax collections and payments. Provided JNA has not interfered with the Debtors' ability to collect sales and use taxes during the Sale, the Debtors hereby jointly and severally agree to indemnify and hold harmless JNA from and against any and all damages, fines, penalties, losses, claims or expenses (including, without limitation, attorneys' fees) JNA may incur or sustain arising out of the Debtors' failure to pay over to the appropriate taxing authority any Taxes in connection with the Sale.

                    K. JNA shall have the right to use all existing Supplies located in the Stores in the course of the Sale, for the purpose of conducting the Sale, without cost or expense. The Debtors covenant and agree that they will not remove any Supplies from the Stores from and after the date hereof except by use in the ordinary course of business. Any Supplies remaining on the Sale Termination Date shall remain in the Stores.

                    L. From and after entry of the Approval Order, JNA may use the names set forth on Exhibit "C" attached hereto and any logotype or any similar variations thereof in connection with the Sale. The form of all advertising copy, displays, posters, signs, banners and other promotional materials (hereinafter collectively referred to as "promotional materials") shall be submitted to the Debtors, to the attention of David Cooper, Judy Abrams and Brian Penney, for their approval or disapproval no less than 24 hours (expiring on a business day) prior to placement, such approval not to be unreasonably delayed or with-held; provided, however, that no such prior approval shall be necessary for the use of promotional materials in substantially the form attached hereto as Exhibit "E"; provided, further, that in the event that the Debtors do not respond to the request by JNA for the Debtors to approve any promotional materials within such 24 hours of JNA's submission thereof to the Debtors, the Debtors shall be deemed to have approved such promotional materials for purposes hereof. The promotional materials may contain the words "Store Closing Sale," "Total Inventory Clearance Sale," "Total Liquidation Sale," "Bankruptcy Sale" and "Bankruptcy Court Authorized Store Closing Sale" and only such other similar descriptive terms approved by the Debtors and must contain a reference to the specific Store locations. In the discretion of JNA and to the extent not inconsistent with the Approval Order, Store signs, posters and banners may be placed within the Stores, in exterior Store windows and outside the Stores. The Debtors hereby agree to use reasonable efforts at the reasonable request of JNA, to make advertising or other promotional placements in the manner prescribed by JNA, including, without limitation, by permitting JNA to place advertising in the Debtors' name and/or for the Debtors' account, at the Debtors' actual net costs. Such advertising costs shall constitute a Sale Expense under Subsection 7.2 of the Agreement.

                    M. The Debtors shall not, during the Sale, through use of an agent or representative other than JNA or otherwise, conduct a "liquidation", "going-out-of-business", "store closing" or "total inventory clearance" sale of any of the Debtors' stores located within a radius of fifty (50) miles of any of the Stores which competes with the Sale without providing JNA the right to conduct such "liquidation", "going-out-of-business", "store closing" or "total inventory clearance" sale as agent to the Debtors upon the terms and conditions offered by such third party agent or representative; provided, however, that notwithstanding the foregoing the Debtors may self-liquidate those stores which previously have been identified by Debtors to JNA and which are set forth in Exhibit "F" attached hereto, certain of which may be within approximately fifty (50) miles of one or more of the Stores.

                    N. The Debtors shall be permitted to cancel the delivery of all goods on order for the Stores and not received prior to the Sale Commencement Date. Neither JNA nor any of its employees, independent contractors, representatives or agents shall accept any goods arriving at the Stores on and after the Sale Commencement Date. On or before the Inventory Commencement Date, JNA shall instruct the Debtors' employees to refuse acceptance of any such goods. Any such goods delivered to a Store despite JNA's refusal to accept delivery of same shall be segregated from the Merchandise and disposed of in accordance with the Debtors' directions.


                    O. The Debtors shall use reasonable efforts to program all of the cash registers in the Stores as directed by JNA during the Sale.


          IV.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE DEBTORS.

                    Edison Brothers Stores, Inc., for itself and on behalf of its Debtor subsidiaries, and each Debtor subsidiary for itself, hereby represents, warrants and covenants as follows:

                    A. Each of the Debtors is a corporation, duly organized, validly existing and in good standing in the state of its incorporation and is qualified to do business in each of the states where the failure to so qualify would have a material adverse effect on the Debtors ability to perform hereunder.

                    B. The Debtors have taken all necessary action required to authorize the execution, performance and delivery of this Agreement and to consummate the transaction contemplated hereby, except for receipt of approval of the Bankruptcy Court.

                    C. Edison Brothers Stores, Inc., in its capacity as debtor and debtor in possession, is authorized to execute and deliver this Agreement on behalf of each of its debtor subsidiaries listed in Exhibit "A" hereto.

                    D. No contract or other agreement to which any of the Debtors is a party or by which any of the Debtors is otherwise bound (other than the Lease Documents and loan documents and except as provided by the Bankruptcy Court) will prevent or impair consummation of the transaction contemplated by this Agreement.

                    E. The Debtors, as of the Closing Date, shall have good and marketable title to the Merchandise Inventoried Goods, and if ordered by the Bankruptcy Court, free and clear of all liens, mortgages, pledges, charges, encumbrances, equities or claims of whatever nature, and, to the best of their knowledge, they are not aware of any Merchandise not being in compliance with all applicable consumer product safety rules or other applicable federal, state or local product safety standards or rules. The Debtors will provide JNA with its policies and practices regarding product recalls prior to the Inventory Commencement Date.

                    F. The Debtors have operated and will continue to operate their businesses at the Stores up through and including the Sale Commencement Date in the normal and ordinary course, employing all practices, policies (including, but not limited to, pricing practices and policies), procedures and operations in substantially the same manner as theretofore conducted by the Debtors. Without limiting any of the foregoing, (i) the Debtors shall not raise any prices of the Merchandise other than in the ordinary course of business and shall continue to ship Merchandise into the Stores in the ordinary course of business up to the Sale Commencement Date, (ii) the Debtors have not accelerated or otherwise increased any promotional markdowns with respect to the Merchandise at the Stores from that which was in effect on Friday, November 10, 1995 and shall not accelerate any such markdowns during the period through and including the Inventory Commencement Date and (iii) the Debtors have taken, prior to the Inventory Commencement Date, with respect to the Merchandise at the Stores all appropriate markdowns as is consis-tent with its normal and ordinary course pricing practices and policies and have not raised the Retail Prices of any of such Merchandise other than in the ordinary course of business nor purchased or transferred any Merchandise or goods outside of the ordinary course in anticipation of the taking of the Inventory pursuant to Section 3 or the execution of this Agreement.

                    G. The Debtors shall maintain in good working order, at their sole expense, the cash registers, heating systems, air conditioning systems, elevators, escalators, Store alarm systems, and all other mechanical devices used in the ordinary course of operation of the Stores up through and including the Sale Termination Date.

                    H. This Agreement is the valid and binding obligation of the Debtors and is enforceable in accordance with its terms, subject to obtaining approval by the Bankruptcy Court.

                    I. Subject to the Debtors' right as debtor in possession under sections 1107(a), 1108 and 365 of the Bankruptcy Code, all of the Lease Instruments are in full force and effect and, in accordance with the Approval Order referred to in clause
          (v) of Subsection 12.1, the Debtors are entitled to occupy and utilize the Stores thereunder through the applicable Sale Termination Date. Without limitation on any of the foregoing and in accordance with the Approval Order, the Debtors represent and warrant that they will not (i) interfere or otherwise disrupt JNA's right to access and use of the Stores through the applicable Sale Termination Date, or (ii) fail to take any action required by the Lease Instruments that may cause another person to disrupt JNA's right to access and use of the Stores to conduct the Sale.

                    J. The Debtors covenant and agree that subsequent to the Sale Commencement Date they will not pledge, assign, lien, encumber, charge or otherwise transfer any interest in the Merchandise without the prior written consent of JNA.

                    K. The Debtors have no collective bargaining agreements with their employees, nor are any of their employees represented by labor unions.

                    L. No representation made by the Debtors in this Agreement contains any untrue statement of material fact or omits to state a material fact which makes such representation misleading.


          V.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF JNA.

                    A. Each of Jubilee, NBC and Alco hereby severally represents and warrants as follows:

                         (1)It is a corporation (or in the case of Jubilee, a limited partnership), duly organized, validly existing and in good standing under the laws of the state of its incorporation or formation, as the case may be, and it is qualified to do business in each state or jurisdiction where the failure to so qualify would have a material adverse effect on its ability to perform hereunder.

                         (2)All necessary action required to authorize the execution, performance and delivery of this Agreement and to consummate the transaction contemplated hereby has been taken by it.

                         (3)This Agreement is the valid and binding obli-gation of it enforceable in accordance with its terms, subject to receiving approval by the Bankruptcy Court.

                         (4)(i) Subject to obtaining the Approval Order, no court order or decree of any federal, state or local government authority, or other action known to it, is in effect which will or may prevent or impair consummation of the transactions contemplated by this Agreement; and (ii) to the best of its knowledge, the consent of any person or entity, is not required with respect to the transaction contemplated herein.

                         (5)Subject to obtaining the Approval Order and to the best of its knowledge, there is no outstanding order, judgment, injunction award or decree of any court, governmental or regulatory body or arbitration tribunal by which it is bound which would materially interfere with this transaction, and there shall be no action, suit, claim, legal, administrative or arbitral proceedings or (whether or no the defense thereof or liabilities in respect thereof are covered by insurance) against it which would, if determined adversely to it, be likely to have a material adverse effect upon the transactions contemplated hereby, nor to the best of its knowledge, are there any facts which are likely to give rise to any such action, suit, claim or legal, administrative or arbitral proceeding or investigation.

                         (6)In conducting the Sale contemplated by the Agreement, it shall comply with all applicable federal, state and local laws, ordinances, rules and regulations with respect to such Sale, except for such laws, ordinances, rules and regulations which have been superseded by the Approval Order.

                         (7)No representation made by JNA in this Agreement contains any untrue statement of material fact or omits to state a material fact which makes such representation misleading.

                    B. Subject to the other terms and provisions of this Agreement, JNA agrees to indemnify and hold the Debtors and any Affiliate of the Debtors harmless from any liabilities, claims, losses, damages, costs, or fees (including attorneys' fees and disbursements) incurred by the Debtors arising out of JNA's gross negligence or willful misconduct in the conduct of the Sale and use of any of the Stores and determined by a Final Order of a court having appropriate jurisdiction, including but not limited to any claims for personal injury or property damages arising from JNA's gross negligence or willful misconduct in the conduct of the Sale and use of the Stores; provided, however, JNA shall not be required to indemnify the Debtors for any claim arising out of or attributable to (i) any latent defect in the Stores or in the fixtures and equipment therein of which JNA is unaware or of which JNA is aware and has promptly upon discovery notified the Debtors in writing and (ii) the Debtors' gross negligence or willful misconduct.


          VI.  EXPENSES.

                    A. The Debtors shall be liable for and shall pay the following items with respect to the Stores through the Sale Termination Date:

                         (1)Gross Rentals (including percentage rent,
               common area charges, real estate taxes and insurance on the Stores) and other similar occupancy costs;

                         (2)Ad valorem taxes, if any;

                         (3)Maintenance of all items described in
               Subsection 5.6;

                         (4)Utilities (except telephone charges for calls
               made);

                         (5)Store alarm systems; and

                         (6)All other expenses which are not Sale Expenses
               as more fully described in Subsection 7.2 hereof.

                    B. Additionally, the Debtors shall be liable for and pay from the Proceeds of the Sale the following expenses directly incurred during the Sale in connection with the operation of the Stores from the Sale Commencement Date through the Sale Termination Date to the extent such expenses are authorized, approved or otherwise required by JNA in accordance with the Sales Budget (the "Sale Expenses"):

                    (1) All direct Payroll Costs for the Debtors' employees selected and actually used by JNA during the Sale, including Store manager bonuses;

                    (2) All compensation and related expenses (including actual out-of-pocket travel expenses) payable to JNA's supervisors;

                    (3) The Bonus Plan for the Debtors' employees and JNA's supervisors;

                    (4)  The cost and expenses of an armored car service;

                    (5)  Bank card fees, charges and chargebacks;

                    (6) Telephone charges for calls made (which excludes instrumental rental, telephone line and phone unit costs);

                    (7) The cost and expense of moving or consolidating Merchandise among the Stores;

                    (8)  Security costs;

                    (9)  Trash hauling costs;


                    (10) Costs and premiums associated with fire and all risk extended coverage insurance up to $60,000; and

                    (11) All advertising and promotional expenses for sale of the Merchandise.

                    No other cost or expense of any kind or nature will be authorized by the Debtors or constitute a Sale Expense for purposes of this Agreement without the prior written consent of JNA.

                    C. The Debtors shall cause all Sale Expenses to be paid on a timely basis. Should the Sale Expenses set forth above in items (a) through (k), inclusive, exceed, in the aggregate, the Adjusted Percentage of the Retail Value, one hundred percent (100%) of such excess amount shall be deducted by the Debtors from the Agent Fee due JNA or if no Agent Fee shall be due in accordance with this Agreement, reimbursed to Debtors by JNA within two days after submission of a written invoice therefor.

                    D. JNA shall have reasonable access to the Debtors records necessary for verification of the Sale Expenses.


          VII.  GUARANTEED RETURN.

                    A. JNA hereby warrants by way of financial accom-modation to the Debtors that, in consideration of the right to act as agent for the Debtors in the sale of the Merchandise, JNA, regardless of the Proceeds realized therefrom shall guarantee to the Debtors that the Debtors shall receive an aggregate amount equal to twenty-two percent (22%) of the Retail Value (hereafter referred to as the "Guaranteed Return"). As security for the performance of its obligations in respect of the Guaranteed Return, JNA shall, within seventy-two (72) hours after entry of the Approval Order provide to the Debtors an irrevocable, absolute, standby letter of credit issued by Wells Fargo Bank, N.A., Chemical Bank, or another bank(s) or financial institution(s) acceptable to the Debtors (the "Issuing Bank") in an aggregate amount equal to the product of (a) twenty-two percent (22%) and (b) of the sum of (i) the aggregate Gross Rings from the Stores during the period from the Sale Commencement Date to the date of the entry of the Approval Order and (ii) eighty percent (80%) of the book value of the Merchandise remaining on hand on the date of entry of the Approval Order. Within twenty-four (24) hours after completion and receipt of a final certification of the Inventory, JNA shall cause the aggregate amount of such letter of credit to be amended so that it then equals the Guaranteed Return, less 67% of the Proceeds realized from the Sale from the Sale Commencement Date to the date immediately preceding the amendment of the letter of credit. In either case the letter of credit shall:

                         (1)be presentable on or after April 20, 1996;
                         (2)expire if not presented on or before May 31, 1996;
                         (3)be presentable only at an office of the Issuing
                            Bank in St. Louis, Missouri or New York, New York;
                         (4)be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 and governed and construed under the laws of the State of New York or California;

                         (e) be reduced on a weekly basis by an amount equal to 67% of all Proceeds received by the Debtors during the previous week; it being understood and agreed that the Debtors will execute on a weekly basis any documentation requested by JNA necessary to effectuate such reduction and shall promptly deliver the same to the Issuing Bank;

                         (g)be payable upon the presentation of a duly executed certificate of the chief financial officer of the Debtors and certifying that each of the following is true and correct;

                         a.The Guaranteed Return has not been paid or received by the Debtors in accordance with the terms of this Agreement and the Debtors are not then in breach of any material obligation under such Agreement;

                             b.The amount due to be drawn hereunder is
                         $_________;

                            c.The amount to be drawn hereunder does not
                         exceed the amount available on the date hereof to be drawn under the Letter of Credit;

                             d.The Letter of Credit has not expired prior
                         to the delivery of this letter and the
                         accompanying sight draft; and

                              e.The payment hereby demanded is requested to
                         be made no later than ____, ____, time, on ________, 1995 by wire transfer to account number
                         _____ with __________.

                    Each capitalized term in the foregoing certificate shall have the meaning set forth in this Agreement.


          VIII.  AGENT FEE TO JNA FOR SERVICES RENDERED.

                    A. As consideration for, and as a fee in respect of, JNA's efforts and services in connection with the Sale, the gross Proceeds (less sales Taxes) realized from the Sale from and after the Sale Commencement Date shall be distributed in the following manner: (a) one hundred percent (100%) of the dollar value of the first one percent (1%) of Net Return realized from the Sale in excess of the Breakeven Percentage shall be paid to JNA; (b) one hundred percent (100%) of the dollar value of the next two percent (2%) of Net Return realized from the Sale shall be paid to the Debtors; (c) one hundred percent (100%) of the dollar value of the next one percent (1%) of Net Return realized from the Sale shall be paid to JNA; (d) on a ratable basis, thirty-five percent (35%) of the dollar value of the next five percent (5%) of Net Return realized from the Sale shall be paid to JNA and sixty-five percent (65%) of such Net Return shall be paid to the Debtors; and (e) on a ratable basis, fifty percent (50%) of the dollar value of any and all additional Net Return shall be paid to JNA and fifty percent (50%) of such additional Net Return shall be paid to the Debtors.

                    B. Within sixty (60) days of the Sale Termination Date, Debtors shall submit a Final Reconciliation of all Proceeds and Sale Expenses (the "Final Reconciliation"). To the extent JNA requests, the Debtors shall provide JNA with invoices as well as any and all documentation substantiating in reasonable detail each item of actual Sale Expenses, including Debtors' bi-weekly payroll reports. The Final Reconciliation shall be in the form of a detailed, line item statement certified by an authorized officer of Debtors. Within twenty (20) days after submission of the Final Reconciliation, JNA shall forward to the Debtors by wire transfer to an account designated by the Debtors any amounts owing to the Debtors in accordance with the terms of this Agreement as reflected in the Final Reconciliation. In the event JNA disputes any material item in the Final Reconciliation, JNA shall notify the Debtors in writing of such dispute and shall pay by wire transfer the undisputed portion thereof within twenty
          (20) days after submission of the Final Reconciliation. Debtors and JNA shall use their good faith efforts to mutually resolve any dispute between themselves. Any dispute not so resolved shall be submitted to the Bankruptcy Court for final resolution.

                    C. Within thirty (30) days after the Sale Termination Date Debtor shall forward to JNA by wire transfer to an account designated by JNA eighty percent (80%) of the estimated Agent Fee. Within sixty (60) days of the Sale Termination Date, Debtors shall complete the Final Reconciliation, deliver a copy to JNA and forward to JNA by wire transfer to an account designated only by JNA the remaining balance, if any, of the actual Agent Fee. In the event a portion of the Final Reconciliation is disputed by JNA, Debtors shall withhold the disputed amount earmarked until resolution of any such dispute and wire transfer to JNA the unaffected balance of the Agent Fee. In the event JNA disputes the Debtors' calculation of the Agent Fee, JNA must submit prior to the end of the eightieth (80th) day after the Sale Termination Date, any unresolved dispute to the Bankruptcy Court for final determination. Notwithstanding any of the foregoing, upon recovery of the Breakeven Amount by the Debtors, the Debtors shall pay to JNA any Agent Fee earned thereafter out of the next Proceeds realized from the Sale.

          IX.  RETURNS OF MERCHANDISE, GIFT
               CERTIFICATES AND CASH CREDITS.

                    A. JNA shall, if requested by Debtors, accept for like kind exchange or for credit goods sold by the Debtors prior to the Inventory Commencement Date provided the goods are in such condition (exclusive of the need for repackaging or reticketing) that such goods would have been offered for sale at the Retail Price by the Debtors. As to such goods for which credit is given, Proceeds shall be adjusted upward in an amount equal to the difference between the customer's purchase price of the goods returned and the price at which such goods were being offered at the Sale on the date of return; provided, however, that JNA furnishes to the Debtors the customer's original sales slip dated prior to the Inventory Commencement Date and a dated return slip showing the sales price on the date of return. JNA shall mark returned goods for identification purposes as requested by the Debtors. JNA shall furnish to customers presenting goods sold by the Debtors prior to the Inventory Commencement Date for return, refund or exchange but not accepted by JNA by reason of the condition of such goods, such information regarding returns, refunds or exchanges as the Debtors shall provide to JNA on or prior to the Inventory Commencement Date. Except as provided in this Subsection, JNA shall not be required to accept for return, credit or refund, any of the Debtors' goods sold prior to the Inventory Commencement Date.

                    B. JNA shall accept at full value the Debtors' gift certificates and cash credits (i.e., credits issued by the Debtors for goods returned in the past) and such certificates and credits shall be deemed to constitute Proceeds for purposes of this Agreement, including the calculation of the Agent Fee payable to JNA pursuant to Section 9 of this Agreement.

                    C. JNA shall have sole discretion to make refunds or credits for Merchandise purchased during the Sale at no cost to the Debtors.


          X.  DESTRUCTION, INTERRUPTION.

                    A. If, during the course of the Sale, any Store is destroyed or damaged such that the Debtors would not in the ordi-nary course operate business at such Store, JNA may, at its option, (a) decline to proceed with the Sale at such Store and, in such event, move the Merchandise to another Store or Stores or another locality where the Sale of such Merchandise can continue or (b) terminate this Agreement as to such Store(s) and exercise the rights provided under Subsection 11.2.

                    B. If the Sale at any Store is interrupted for more than forty-eight (48) hours by an event described in Section 25, JNA or the Debtors may, in their discretion, terminate this Agreement as to such Store as of the time of the interruption. Upon such termination:

                    a. JNA shall thereupon be relieved from its obli-gations to act as agent for the Debtors under this Agreement without liability of any kind and JNA shall have the right to move the Merchandise in such Store to another location; and

                    b. Neither party shall be liable to the other for damages of any kind.


          XI.  CONDITIONS PRECEDENT.

                    A. JNA's and the Debtors' obligation to consummate the transactions contemplated by this Agreement, including its obligation to pay the Guaranteed Return, is subject to, and conditioned upon the following conditions being satisfied on or before the Closing Date:

                    a.   entry of the Approval Order on or before December
          5, 1995

                    b. all of the representations and warranties of the Debtors under Section 5 and JNA under Section 6 of this Agreement shall be true and correct in all material respects on the Closing Date;

                    c. the Retail Value as of the Sale Commencement Date shall not be less than $82 million dollars;

                    d. the entry of an order by the Bankruptcy Court contemporaneously with or prior to any competitive bidding on this Agreement approving the reimbursement by the Debtors to JNA, in the event that the Bankruptcy Court shall approve a transaction involving all or any of the Merchandise or the Proceeds to a third party (such transaction being referred to as the "Approved Transaction"), of out of pocket costs and expenses, including attorneys' fees and expenses, incurred by JNA in connection with the transaction contemplated hereby not to exceed three hundred thousand dollars ($300,000) in the aggregate to be paid upon the demand by JNA out of the proceeds realized by the Debtors on the Approved Transaction; and

                    e. the entry of an Order by the Bankruptcy Court, in form and substance acceptable to JNA and the Debtors, (i) approving this Agreement and authorizing the Sale; (ii) providing that to the extent that JNA is entitled to the payment of the Agent Fee by the Debtors from the Proceeds collected or otherwise received in connection with the Sale or under this Agreement, such payment shall be made out of the Proceeds of the Sale free and clear of any and all liens, claims, rights, mortgages, pledges, charges, encumbrances or equities of any kind, and enjoining all persons or entities from taking any action that interferes with or impedes JNA's collection or other receipt of such Proceeds; (iii) restraining all persons, corporations, landlords and governmental bodies and agencies from taking any action which would adversely affect JNA's ability to conduct the Sale as contemplated hereunder; (iv) authorizing the advertising, promotion and signage of the Sale in respect of all of the Stores as "Store Closing Sale," "Total Inventory Clearance Sale," "Total Liquidation Sale," "Bankruptcy Sale" and "Bankruptcy Court Authorized Store Closing Sale", and enjoining and restraining all Store landlords, their agents or employees from taking any action that interferes with or impedes the conduct of the Sale, or any advertising, promotion or signage relating thereto; (v) relieving the Debtors and JNA from having to comply with any state and/or local law, statute or ordinance purporting to govern liquidation store closing, total clearance and/or going-out-of business sales of any jurisdiction in which any of the Stores is located; and (vi) authorizing JNA to consolidate the Merchandise located in the Stores at any time during the conduct of the Sale as it deems appropriate.


          XII.  GENERAL PROVISIONS.

                    13.1. JNA's and the Debtors' obligations hereunder are subject to approval of the Bankruptcy Court and shall be of no force and effect in the event that it is not so approved.

                    13.2. If JNA is enjoined (or temporarily restrained, and such restraint is not dissolved within forty-eight (48) hours thereafter) from conducting the Sale in any Store for any reason whatsoever, JNA shall, at the Debtors' sole cost and expense, move all Merchandise from such Store to other Stores or another location, as the case may be, where the Sale may proceed.

                    13.3. From and after the Closing Date, JNA shall (a) care for and maintain the Merchandise delivered to the Stores and
          (b) care for and maintain the Stores (including the fixtures, equipment, furnishings, furniture and all appurtenances thereto) in safe, clean and wholesome condition, normal wear and tear excepted. JNA shall timely notify the Debtors of any repairs or maintenance for which the Debtors are responsible under Sub-
          section 5.6.

                    13.4. At all times during the period of the Sale, the Debtors shall have the right to have their representatives present in the Stores, at the Debtors' sole cost and expense, during normal operating hours.

                    13.5. JNA shall be responsible for all customer complaints and returns relating to Merchandise sold by JNA during the Sale.

                    13.6. All representations and warranties made by the parties, each to the other, in this Agreement or pursuant hereto shall survive the consummation of the transaction contemplated by this Agreement.

                    13.7. This Agreement, together with the exhibits attached hereto, sets forth the entire Agreement and under-standing between the parties as to the subject matter hereof as of the time this Agreement is executed and merges and supersedes all prior discussions, agreements and understandings of every kind or nature between them and no warranty or representation is made by either party other than as expressly set forth or provided for in this Agreement or as may be, on or subsequent to the date hereof, set forth in writing and signed by the party to be bound thereby. This Agreement may not be changed or modified, except by agreement in writing, signed by all the parties hereto.

                    13.8.  Time is of the essence of this Agreement.

                    13.9. If any date for the payment of any sum of money (but not for the taking of any other action) under this Agreement falls on a Saturday, Sunday or bank holiday, the due date for such payment (but not for the taking of any other action) shall be the next day which is not a Saturday, Sunday or bank holiday.

                    13.10. Unless otherwise expressly provided herein, each and every representation, warranty, covenant or other obligation of JNA hereunder shall be deemed to have been made independently by each of Nassi, Jubilee and Alco and such parties shall be jointly and severally liable for any default thereunder.

          XIII.  INSURANCE.

                    A. On and after the Inventory Conclusion Date through and including the Departure Date, the Debtors shall maintain, at their sole expense, their existing insurance policies in respect of comprehensive public liability (with broad form personal injury endorsement) and auto liability insurance covering injuries to or death of persons and damage to property other than the Store buildings in or in connection with the operation of the Stores and the sale of Merchandise therein, including product liability coverage for injuries or death to persons and damage to property other than the Store buildings arising from the use or sale of the same (including injury or damage to property claims from point-of-sale representations or warranties). JNA shall be named as an additional named insured under each of the foregoing policies (including any umbrella policies). JNA shall at its option purchase fire and all risk extended coverage insurance on all Merchandise for the duration of the Sale in an amount equal to the full insurable value thereof provided that the cost of such insurance shall not exceed $60,000. If the cost of such insurance is less than $60,000, such insurance expense shall constitute an Expense. If the cost of such insurance is equal to or greater than $60,000, JNA may, in its sole discretion, purchase such insurance coverage, provided, however, that all such costs in excess of $60,000 shall be at JNA's sole expense. The Debtors shall be named as additional insureds under such policy and any monies realized on account of such insurance coverage shall be included in Proceeds. All Proceeds arising from losses of or damages to Merchandise realized from the insurance coverage referred to above shall be included as Proceeds for all purposes of this Agreement, including, without limitation, determining the Agent Fee payable to JNA in accordance with Section 9 hereof.

                    B. Certificates evidencing the existence of the insurance described above to be maintained by the Debtors shall be furnished by the Debtors to JNA prior to the Inventory Conclusion Date. All policies maintained by the Debtors shall be amended to provide that the insurer will give fifteen (15) days' written notice to JNA in advance of the date of any cancellation of the policy or the effective date of any reduction in coverage. In the event the Debtors' insurer is unwilling to agree to amend the applicable policies as provided above, than the Debtors shall provide JNA with notice of any such cancellation or reduction in coverage promptly after it becomes aware of such event.


          XIV.  INDEMNIFICATION.

                    A. JNA, in addition to any other indemnity provisions contained herein, hereby agrees to indemnify, defend and hold harmless the Debtors from and against all losses, damages and expenses, including, without limitation, interest, penalties and attorneys' fees and expenses, actually imposed upon or incurred by the Debtors by reason of or resulting from a material breach of any representation, warranty, agreement or obligation of JNA contained in or made pursuant to this Agreement (including but not limited to any acts against or representations to customers at any Store) or gross negligence or intentional or willful misconduct in conducting the Sale, including, without limitation, matters related to any damage or destruction of any Store or any fixtures, equipment, furnishings, furniture and all appurtenances thereto, in each case determined by a Final Order of a court having appropriate jurisdiction. The foregoing indemnity shall not be applicable to any such demand, claim, action or cause of action, assessment, loss, damage, liability, cost or expense resulting from or attributable to the Debtors' gross negligence or willful misconduct.

                    B. The Debtors agrees to indemnify and hold harmless JNA from and against all losses, damages and expenses, including, without limitation, interest, penalties and attorneys' fees and expenses, actually imposed upon or incurred by JNA directly or indirectly by reason of or resulting from (i) a material breach of any warranty, representation, agreement or obligation by the Debtors contained or made pursuant to this Agreement or (ii) the Debtors' failure to make any repairs to the Stores of a kind specified in Section 13.3 of this Agreement and necessary to conduct the Sale and provided JNA has notified the Debtors of any needed repair of which JNA was aware or should have been aware, in each case determined in a Final Order of a court having appropriate jurisdiction. The foregoing indemnity shall not be applicable to any such demand, claim, action or cause of action, assessment, loss, damage, liability, cost or expense resulting from or attributable to the JNA's gross negligence or willful misconduct. As security for the prompt payment in full to JNA of all of the Debtors' obligations to JNA under this Agreement, including without limitation any obligation of the Debtors pur-suant to the indemnity provisions under this Subsection 15.2, the Debtors hereby grant, on the Closing Date, to JNA a continuing, first priority security interest in, lien upon and right of setoff against the (a) Merchandise and (b) proceeds thereof in an amount not to exceed the Agent Fee.

                    C. Each party represents and warrants to the other that no broker, finder or agent has been employed with respect to this transaction, and each party agrees to indemnify and hold harmless the other from any claims by any broker, finder or agent claiming compensation in respect of this transaction, alleging an agreement by the Debtors or JNA, as the case may be.

                    D. It shall be a condition of the hold harmless and indemnification provisions of this Agreement that the party against which such hold harmless or indemnification is sought receive reasonably prompt notice of any claim against the other party hereto. The party against which such hold harmless or indemnification is sought shall have the right, at its own expense, to participate in the defense of such claim.


          XV.  OCCUPANCY OF STORES.

                    A. The Debtors shall provide to JNA the right to use and occupy each Store for purposes of the Sale without charge for rent, percentage rent and other lease charges, property taxes, insurance, common area charges and maintenance, trash removal and equipment maintenance or other occupancy charges of any kind or nature whatsoever commencing at the Sale Commencement Date for such Store and ending at the Sale Termination Date for the Stores including, without limitation, the right to use, or receive the services of, as the case may be, without charge, except as otherwise provided in this Agreement, the Store premises, all utilities, all engineering employees employed by the Debtors at the Stores on the Sale Commencement Date, and all trade fixtures, equipment, furniture and appurtenances therein (other than those belonging to rack vendors, subtenants, concessionaires or licens-
          ees) including, without limitations, cash registers and ADT or similar security system. The Debtors shall not remove any Store Fixtures and Equipment necessary to the conduct of the Sale during the Sale. The Debtors shall not remove any sensormatic and surveillance equipment (except for tags) located in the Stores during the course of the Sale.

                    B. When and to the extent the Debtors are present in any of the Stores during the Sale, the Debtors will not interfere, directly or indirectly, with the conduct of the Sale.

          XVI.  TERMINATION OF SALE.

                    On the Sale Termination Date, JNA shall leave each of the Stores vacant, broom clean and in good order and condition except for normal wear and tear; provided, however, that JNA shall leave any unsold Store Fixtures and Equipment, without any fee, cost or expense to JNA.


          XVII.  PARTIES IN INTEREST.

                    Subject to Section 20, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit and be enforceable by the permitted assigns and successors in interest of the respective parties hereto.


          XVIII.  GOVERNING LAW.

                    This Agreement shall be construed, interpreted and governed by the laws of the State of New York.


          XIX.  ASSIGNMENT.

                    JNA shall not assign its obligations under this Agreement to any other person without the Debtors' prior written consent.


          XX.  NO AMENDMENT.

                    This Agreement constitutes the entire understanding between the parties and shall not be amended or modified except by means of a written instrument executed by all parties.

          XXI.  NOTICES.

                    All notices, requests, demands and other communications between the parties shall be in writing and shall be delivered only by hand, by certified or registered mail or by nationally recognized overnight courier service. Notices shall be deemed to have been given as of the date of delivery if delivered by hand and as of the day of receipt if sent by certified or registered mail or by nationally recognized or overnight courier service:

                    TO:  Jubilee Limited Partnership
                         c/o Schottenstein Professional Asset Company
                         1800 Moler Road
                         Columbus, Ohio  43207
                         Attention:  Doc Steele

                         Nassi Bernstein Company, Inc.
                         1010 Northern Boulevard, Suite 302
                         Great Neck, New York  11021
                         Attention:  David Bernstein, CEO

                         - and -

                         Nassi Bernstein Company, Inc.
                         23622 Calabasas Road
                         Suite 333
                         Calabasas, California  91302
                         Attention:  Albert T. Nassi

                         Alco Capital Group, Inc.
                         745 Fifth Avenue
                         Suite 1506
                         New York, New York  10151
                         Attention:  Alan Cohen, CEO

               copy to:  Wachtell, Lipton, Rosen & Katz
                         51 West 52nd Street
                         New York, New York  10019
                         Attention:  Scott K. Charles, Esq.

                    TO:  Edison Brothers Stores, Inc.
                         501 North Broadway
                         St. Louis, MO  63102
                         Attention:  Alan A. Sachs, Esq.

               copy to:  Weil, Gotshal & Manges
                         100 Crescent Court
                         Suite 1300
                         Dallas, TX  75201-6950
                         Attention:  Martin Sosland, Esq.

          The attorneys for the respective parties are authorized to give notice hereunder.


          XXII.  COUNTERPARTS.

                    This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.

          XXIII.  HEADINGS.

                    The headings in the sections of this Agreement are inserted for convenience only and shall not constitute a part thereof.


          XXIV.  FORCE MAJEURE.

                    Neither party shall be liable to the other for failure or delay in performance of any of its obligations under this Agreement caused by floods, earthquakes, other Acts of God, fires, wars, riots, strikes and similar hostilities, government regulations, or actions, or other causes beyond such party's control or, without limitation, for any consequential or incidental damages arising from any of the foregoing.

                    IN WITNESS WHEREOF, the parties hereto, by and through their duly authorized officers, have caused this Agreement to be duly executed as of the day and year first above written.


               EDISON BROTHERS STORES, INC.
               on behalf of itself and those of its subsidiaries listed on Exhibit A hereto.

               By:/s/David B. Cooper, Jr.
               Name: David B. Cooper, Jr.
              Title: Executive Vice President and
                     Chief Financial Officer


               JUBILEE STORES



               By:/s/Dathard V. Steele
               Name: Dathard V. Steele


               NASSI BERNSTEIN COMPANY, INC.


               By:/s/Scott Bernstein
               Name: Scott Bernstein



                ALCO CAPITAL GROUP, INC.

               By:/s/Alan Cohen
               Name: Alan Cohen





                                     EXHIBIT "A"

                  LIST OF EDISON BROTHERS STORES, INC.'S AFFILIATES



          Edison Brothers Apparel Stores,    EBSS-Wisconsin, Inc.
          Inc.                               EBSS-Northeast, Inc.
          Edison Brothers Shoe Stores,       EBSS-South, Inc.
          Inc.                               EBSS-mideast, Inc.
          Edison Paymaster, Inc.             EBSS-Michigan, Inc.
          Edison Brothers Redevelopment      EBSS-East, Inc.
          Corporation                        EBSS-Ohio, Inc.
          Edbro Missouri Realty Company,     EBSS-Pennsylvania, Inc.
          Inc.                               EBSS-Texas, Inc.
          Edison Alabama Stores, Inc.        EBSS-West, Inc.
          Edison Arkansas Stores, Inc.       Edison Puerto Rico Stores, Inc.
          Edison Colorado Stores, Inc.       Ebscat, Inc.
          Edison Brothers Company            Webster Clothes, Inc.
          Edison Hawaii Stores, Inc.         Z&Z Fashions, Ltd.
          Edison Illinois Stores, Inc.       Webster-Rossville, Inc.
          Edison Kansas Stores, Inc.         Edison Brothers Mall Entertainment
          Edison Kentucky Stores, Inc.       Inc.
          Edison Louisiana Stores, Inc.      Horizon Entertainment, Inc.
          Edison Maryland Stores, Inc.       Time-Out Family Amusement Centers,
          Edison Massachusetts Stores,       Inc.
          Inc.                               Tofac of Puerto Rico, Inc.
          Edison Michigan Stores, Inc.       Edison Brothers Stores
          Edison Minnesota Stores, Inc.      International, Inc.
          Edison Mississippi Stores, Inc.    Edisur, Inc.
          Edison Nebraska Stores, Inc.       EBS Holdings Corp.
          Edison New Jersey Stores, Inc.     Sacha Shoes, Ltd.
          Edison New Mexico Stores, Inc.     Mandel's of California
          Edison New York Stores, Inc.       Edison Whittier Warehouse, Inc.
          Edison Ohio Stores, Inc.           Edbro California USG #2, Inc.
          Edison Oklahoma Stores, Inc.       Edbro Missouri USG #2, Inc.
          Edison Oregon Stores, Inc.         Edbro California USG #1, Inc.
          Edison Pennsylvania Stores, Inc.   Industrial Design, Inc.
          Edison Tennessee Stores, Inc.
          Edison Texas Stores, Inc.
          Edison Utah Stores, Inc.
          Edbro Ohio Realty, Inc.
          EBSS-Montana, Inc.EBSS-North
          Central, Inc.
          EBSS-Indiana, Inc.
          EBSS-Iowa, Inc.
          EBSS-Kansas, Inc.





                                      Exhibit C



                                      Tradenames

                                         Coda
                                          JW
                                      Jeans West
                                     J. Riggings
                                         MOSA
                                       Oaktree
                                    Oaktree Outlet
                                      Size 5-7-9
                                       Webster
                                  Zeidler & Zeidler





                                     Exhibit D

                                Inventory Instructions


                    The Physical Inventory shall be taken by a profes-sional, independent inventory service mutually agreed upon by the Debtors and JNA. Item values only shall be recorded by depart-ment for each Store. Merchandise shall be recorded as follows:
                    1.   Damaged Goods
                    2.   Out of Season Goods
                    3.   All other Merchandise
                    In attendance at the Physical Inventory shall be the Store manager and knowledgeable key people of THE DEBTORS and one or more supervisors of JNA. Any count may be challenged on the date of Inventory by either the Debtors' supervisor or JNA's supervisor and a recount initiated. The professional inventory service shall record the item values of Merchandise at a Store other than Damaged Goods and Out of Season Goods at the lesser of
          (i) the lowest ticketed price for each particular item of Merchandise (including Layaway Merchandise) (net of any applicable permanent reductions, deductions or markdowns with respect to such item of Merchandise indicated on such ticket) or
          (ii) to the extent practicable or determinable, the price recorded in respect of each item of Merchandise at each Store on the Inventory Commencement Date in the Debtors' cash register system, and in either case excluding any point of sale and promotional hang tags; provided, however, that (x) where identical items of Merchandise on the Inventory Commencement Date bear different prices, the Retail Price of each item of such Merchandise shall be the lowest ticketed price of such identical items in the event that clause (ii) above does not apply to such Merchandise; and (y) the Retail Price of each item of Merchandise shall not include any sales, gross receipts, excise or similar values of Damaged Goods, and Out of Season Goods in accordance with the following definitions:

                    DEFINITIONS:
                    1. Damaged Goods are goods which are incomplete or so damaged or defective that the Debtors would not have offered such goods for sale at full retail price prior to the Sale or samples or items requiring labor to become saleable or incomplete sets. The item values of Damaged Goods shall be agreed upon by the Debtors and JNA at the Physical Inventory. In the event the Debtors and JNA cannot agree, the Damaged Goods shall be excluded from the Merchandise and the Sale.
                    2. Out of Season Goods are goods that are out of seasonand that normally would not be sold or be offered for sale in the current selling season at regular retail price and that pertain to a holiday or selling season which will not occur for at least one hundred (100) days after the Inventory Commencement Date. The item values of Out of Season Goods shall be the lesser of the current ticketed price and 50% of the original ticketed price for such item.
                    Damaged Goods and/or Out of Season Goods found on the selling floor shall be identified listed as "D", if Damaged Goods, or "OS", if Out of Season Goods. Damaged Goods and/or Out of Season Goods elsewhere shall be segregated and listed as "D" or "OS", as the case may be, in the location they presently occupy.
                    In the event of a dispute which cannot be reconciled by the Debtors' and JNA's supervisors on the premises during the Inventory Period concerning Damaged Goods and/or Season Goods, ___________________, as JNA's representative, and ___________ as the Debtors' representative shall make final reconciliation or the goods shall be excluded from the Merchandise and the Sale.


                                      Exhibit E

                          Pre-Approved Promotional Materials